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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Bay State Gas Company

     The audits referred to in our report dated October 22, 1997, included the related financial statement schedule as of September 30, 1997, and for each of the years in the three-year period ended September 30, 1997, included in the annual report on Form 10-K of Bay State Gas Company. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to incorporation by reference in the registration statements (No. 33-39118, and No. 33-44156) on Form S-3 and in the registration statements (No. 33-35897, No. 33-22300 and No. 33-22301) on Form S-8 of our report dated October 22, 1997, relating to the consolidated balance sheets and statements of capitalization of Bay State Gas Company and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report is included in the September 30, 1997 annual report on Form 10-K of Bay State Gas Company.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
December 3, 1997

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